Exhibit 99.1

A NASDAQ Listed Company: SGC

FOR IMMEDIATE RELEASE

Superior Group of Companies Announces Michael Koempel as New Chief Financial Officer

Andrew D. Demott, Jr. to Remain as Chief Operating Officer and Director; Announces Retirement as an Employee Effective in 2023

SEMINOLE, Florida – May 31, 2022 - Superior Group of Companies, Inc. (NASDAQ: SGC), is pleased to announce that the Board of Directors of the Company has appointed Michael Koempel to the role of Chief Financial Officer (CFO) of the Company, effective May 31, 2022.

Koempel, with more than 30 years of broad financial experience, has an impressive record of building and scaling high growth apparel and retail brands. Most recently, Koempel was chief operating officer of IT’SUGAR®, one of the largest specialty candy retailers in the U.S. Prior to that, Koempel served as chief operating officer of Victoria’s Secret Lingerie, a multi-billion dollar e-commerce and store-based retailer specializing in lingerie and apparel, from April 2017 to August 2020, and chief financial officer of Mast Global, which is the supply chain division of L Brands Inc. (now named Bath & Body Works®) from 2007 to 2017, among other positions. Koempel holds a Bachelor of Business Administration from the University of Dayton and is a Certified Public Accountant (currently inactive).

Koempel will report directly to SGC’s Chief Executive Officer, Michael Benstock.

“We are very excited to welcome Mike to SGC,” said Benstock. “Mike brings with him excellent leadership and team building skills, honed in companies that experienced substantial success while he was part of their senior management. His broad experience both overlaps with and is complementary to our current business. We look forward to leveraging Mike’s knowledge and passion to grow SGC.”

Koempel said, “I am acutely aware of the responsibility that SGC has entrusted me with as the financial steward of such a storied yet still evolving company. SGC is primed to convert on its strategic initiatives, and I look forward to helping drive that growth. It never is easy taking over from a long tenured and successful executive, but knowing that Andy selected me as his successor and having him remain with the Company for the near term will help to ease the transition.”

Alongside the hiring of Koempel comes the announcement that Andrew D. Demott, Jr. will resign as Chief Financial Officer, effective May 31, 2022, but will remain with the Company as its Chief Operating Officer and as a Director. Demott intends to retire as an employee in 2023.

SGC CEO Michael Benstock said, “Andy has been a very important piece of SGC’s success over the last 24 years. While I am professionally, and personally, saddened that Andy will retire as an employee in 2023, I am pleased to know that Andy will remain with the Company as our chief operating officer for a while, and that his hand-selected replacement is primed to hit the ground running.”

Demott went on to add that, “I have had no greater professional love than being an employee of SGC. It truly has been a privilege working alongside Michael, our Board and the rest of the SGC team for decades. I could not be prouder of what we have accomplished and the many employees, shareholders, customers, and other constituents’ lives we have positively impacted. A decision to retire is never made easily. It is made easier though knowing that the Company’s financial leadership is in good hands; I am excited to see where Mike’s vision, energy, preparedness, and passion takes SGC in the years ahead.”

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™, formerly Superior Uniform Group, established in 1920, is a combination of companies that help customers unlock the power of their brands by creating extraordinary brand experiences for employees and customers. It provides customized support for each of its divisions through its shared services model.

Fashion Seal Healthcare® and CID Resources™ are signature medical apparel divisions of Superior Group of Companies, Healthcare. Each is one of America’s leading providers of caregiver uniforms and image apparel. They specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every day, more than four million Americans go to work wearing a uniform from Superior Uniform Group, Healthcare.

BAMKO®, Tangerine Promotions®, Public Identity®, Gifts By Design™, Sutter’s Mill Specialties™ and Guardian Products™ are signature promotional products and branded merchandise brands of Superior Group of Companies. They provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

HPI® is Superior Group of Companies Employee Identification Branded Uniform Division. HPI is one of our nation’s largest and most respected designers, manufacturers and fulfillment companies clothing America’s workforce in highly recognizable and comfortable uniforms. More than two million people go to work each day wearing uniforms by HPI.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for its customers in order to accelerate their growth and improve their customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, provides unparalleled support for its customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of its business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:

Andrew D. Demott, Jr.

COO

(727) 803-7135